Exhibit 99.2

Plug Power Inc.

Reconciliation of Non-GAAP Financial Measures

(Dollars in 000’s)

For the three months ended September 30, 2017

Reconciliation of Reported Operating Loss to EBITDAS and Adjusted EBITDAS
Operating loss, as reported	$(36,381)
Stock-based compensation	2,496
Depreciation and amortization	2,566
Provision for common stock warrants	26,057
EBITDAS	$(5,262)
Walmart financing cash margin	3,135
Adjusted EBITDAS	$(2,127)

Reconciliation of Reported Net Loss to Adjusted Net Loss

Net loss attributable to common shareholders, as reported	$(41,008)
Provision for common stock warrants	26,057
Change in fair value of common stock warrant liability	1,878
Walmart financing cash margin	3,135
Adjusted net loss attributable to common shareholders	$(9,938)

Adjusted diluted net loss per share	$(0.04)

Diluted weighted average number of common shares outstanding	225,762,535

Reconciliation of Reported Loss to Adjusted Gross Profit

Gross loss, as reported	$(19,410)
Provision for common stock warrants	26,057
Adjusted gross profit	$6,647

Free Cash Flow

Net cash used in operating activities	$(22,959)
Net cash used in investing activities	(7,746)
Project financing for PPA sites	22,667
Free cash flow	$(8,038)

To supplement the Company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used EBITDAS, adjusted EBITDAS, adjusted diluted net loss per share, adjusted net loss, adjusted gross profit and free cash flow, which are non-GAAP measures.  These non-GAAP measures are among the indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods.  Management establishes performance targets, annual budgets and makes operating decisions based in part upon these metrics. Accordingly, disclosure of these non-GAAP measures provides investors with the same information that management uses to understand the Company’s economic performance year over year. In addition, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

EBITDAS, adjusted EBITDAS, adjusted diluted net loss per share, adjusted net loss, adjusted gross profit and free cash flow are not measures of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.  EBITDAS is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense and share related expense. Adjusted EBITDAS is defined as EBITDAS adjusted for cash margin realized on financing PPA deployments.  Adjusted net loss attributable to common shareholders is defined as net loss attributable to common shareholders adjusted for warrant related charges and cash margin realized on financing PPA deployments.  Adjusted gross profit is defined as gross profit adjusted for warrant related charges.  Free cash flow is defined as the sum of net cash used in operating activities, net cash used in investing activities and cash proceeds from financing PPA deployments.

While management believes that the non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures.  The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.  Further, EBITDAS and Adjusted EBITDAS exclude certain expenses, such as depreciation and amortization expense, which represent significant and unavoidable operating costs of our business.  Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDAS and Adjusted EBITDAS only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.